                                                                  EXHIBIT 10.3


NEWS RELEASE                                 For more information contact:
December 16, 1999                            Sarah Holahan, 314-290-2047
                                             sholahan@kupperparker.com



          PINNACLE AUTOMATION, INC. TO BE ACQUIRED BY FKI PLC

        SALE WILL CREATE WORLD-CLASS MATERIALS HANDLING COMPANY

     ST. LOUIS--Pinnacle Automation, Inc., a leading integrator of materials and information flow systems, today announced it will be acquired by UK-based FKI plc. The cash sale, which is subject to Hart-Scott-Rodino approval and other customary conditions, is valued at $368 million and is expected to close around the end of January 2000. The total consideration, including assumption of indebtedness, is approximately $425 million. FKI is a global leader in materials handling, hardware and engineering, with more than 15,000 employees worldwide.

     Pinnacle and its four subsidiaries are each headquartered in the U.S.:
Pinnacle and Alvey Systems, Inc., St. Louis, Mo.; The Buschman Company, Cincinnati, Ohio; Real Time Solutions, Inc., Emeryville, Calif.; and White Systems, Inc., Kenilworth, N.J. The companies collectively employ more than 1,800.

     Pinnacle will be integrated immediately with FKI Logistex, FKI's existing supply chain solution division. Pinnacle is expected to drive the group's growth in the materials handling sector, particularly in e-commerce fulfillment. For the first nine months of 1999, approximately 25 percent of Pinnacle's sales were generated from e-commerce opportunities.

                                     (more)

                                         PINNACLE AUTOMATION / FKI -- ADD ONE


     "Pinnacle's affiliation with FKI will significantly expand our product offering and market access, allowing us to serve new and existing customers on a worldwide basis and realize synergies through FKI companies offering complementary supply chain capabilities," said Stephen J. O'Neill, President and Chief Executive Officer of Pinnacle.

     FKI plc is an international engineering group traded on the London Stock Exchange. The company holds world-leading positions in its specialized business areas of Materials Handling, Hardware, and Engineering. FKI employs more than 15,000 people, operates principally from Europe and North America, and sells to customers in most countries of the world.

     Pinnacle Automation, Inc. is a leading integrator of materials and information flow technology, providing customers with solutions to meet their supply chain needs. The four companies comprising Pinnacle provide equipment, systems, services, solutions and related software and controls that enable manufacturers, distributors and retailers to operate their manufacturing plants, distribution centers and warehouses more efficiently.

                                   # # #